Exhibit 99.2

TRANSCRIPT

OCC - Q2 2016 Optical Cable Corporation Earnings Call

EVENT DATE/TIME: JUNE 07, 2016 / 10:00AM ET

CORPORATE PARTICIPANTS

Aaron Palash - Joele Frank, Wilkinson, Brimmer, Katcher - Investor Relations

Neil Wilkin - Optical Cable Corporation – Chairman of the Board, President, and Chief Executive Officer

Tracy Smith - Optical Cable Corporation - Senior Vice President and Chief Financial Officer

PRESENTATION

Operator

Good morning. My name is Crystal and I will be your conference operator today.

At this time, I would like to welcome everyone to the Optical Cable Corporation second quarter 2016 earnings conference call.

(Operator Instructions)

Thank you, I will now turn the conference over to Mr. Palash. Please go ahead sir.

Aaron Palash - Joele Frank, Wilkinson, Brimmer, Katcher - Investor Relations

Thank you. Good morning and thank you all for participating on Optical Cable Corporation's second quarter of fiscal year 2016 conference call.

By this time, everyone should have a copy of the earnings press release issued earlier today. You can also visit www.occfiber.com for a copy.

On the call with us today is Neil Wilkin, Chairman, President, and Chief Executive Officer of OCC and Tracy Smith, Senior Vice President and Chief Financial Officer.

Before we begin, I would like to remind everyone that this call may contain forward-looking statements that involve risks and uncertainties. The actual future results of Optical Cable Corporation may differ materially due to a number of factors and risks, including but not limited to, those factors referenced in the forward-looking statements section of this morning's press release. These cautionary statements apply to the contents of the internet webcast on www.occfiber.com as well as today's call.

Now, I'll turn the call over to Neil Wilkin. Neil, please begin.

Neil Wilkin - Optical Cable Corporation - Chairman of the Board, President, and Chief Executive Officer

Thank you Aaron, and good morning everyone.

I will begin the call today with a few opening remarks. Tracy will then review the second quarter results for the three-month and six-month periods ended April 30, 2016 in more detail. After Tracy's remarks, we will answer as many of your questions as we can.

As is our normal practice, we will only take questions from analysts and institutional investors during the Q&A session. We also offer other shareholders the opportunity to submit questions in advance of our earnings calls. Instructions regarding such submissions are included in our press release announcing the date and time of our call.

During the second quarter of the fiscal year, we began to see the benefits of our sales and marketing initiatives and our ongoing cost cutting initiatives across all expense categories. Sequentially, during the second quarter, we achieved improved results compared to our first quarter of the fiscal year, with net sales growth of 16.3%, gross profit growth of 29.9% and an increase in gross profit margin to 27.9%, while at the same time controlling SG&A costs.

Investors will recall that during the end of fiscal year 2015 and the first quarter of 2016, OCC experienced a pull-back in demand, with increased weakness and pricing pressures in certain of our markets consistent with general macroeconomic and market conditions. The strong U.S. dollar also created downward pressure in markets outside of the U.S.

As a result, we have been undergoing initiatives to improve our sales and marketing efforts, further improve our product offerings, improve operational efficiencies, and make targeted cost reductions, as well as make appropriate personnel changes to support our initiatives.

Our results in the second quarter begin to demonstrate the traction of these initiatives, despite economic headwinds.

OCC continues to be operating cash flow positive, with no increase in bank indebtedness since August 2015. We are continuing to focus on factors we can control to position OCC for future success. We continue to pursue opportunities to increase sales, realize operational efficiencies and reduce costs to improve our bottom line results.

With our comprehensive and innovate suite of product offerings and solutions, and our continuing product innovation, we have a strong foundation in place. OCC continues to have a strong market position.

Looking ahead, we intend to build on our positive momentum in the second half of the year by continuing to successfully execute on our strategies and drive growth and enhance shareholder value.

Fiscal Year 2016 will be a rebuilding year with the completion of many of our planned initiatives. We have confidence that as we continue to execute on these ongoing initiatives, the results will be a stronger OCC that will drive substantial value creation for shareholders.

And with that, I will now turn the call over to Tracy Smith who will review some specifics regarding our second quarter of fiscal year 2016.

Tracy Smith - Optical Cable Corporation - Senior Vice President and Chief Financial Officer

Thank you, Neil.

The Company achieved consolidated net sales of $16.3 million during the second quarter of fiscal year 2016, compared to net sales of $18.7 million for the same period last year. Sequentially, net sales increased 16.3% in the second quarter of fiscal 2016, compared to net sales of $14 million for the first quarter of fiscal 2016.

Consolidated net sales for the first half of fiscal 2016 were $30.4 million, a decrease of 15.7% compared to net sales of $36 million for the same period in fiscal 2015. We experienced a decrease in net sales in both our enterprise and specialty markets in the second quarter and first half of fiscal year 2016, compared to the same periods last year.

During the second quarter and first half of fiscal 2016, OCC's net sales continued to be negatively impacted by the decrease in demand in the oil & gas and mining specialty markets due to continued macroeconomic weakness in these markets. Additionally, we are also continuing to see downward pressure on pricing in certain markets, particularly the wireless carrier market.

Net sales outside of the United States continue to be negatively impacted by the strong U.S. dollar relative to other international currencies.

Gross profit was $4.6 million in the second quarter of fiscal year 2016, compared to $5.7 million in the second quarter of fiscal year 2015. Gross profit margin, or gross profit as a percentage of net sales, was 27.9% in the second quarter of fiscal 2016, compared to 30.4% in the second quarter of fiscal 2015.

Sequentially, gross profit increased 29.9% in the second quarter of fiscal 2016, compared to gross profit for the first quarter of fiscal 2016, with an increase in gross profit margin to 27.9% in the second quarter of fiscal 2016, compared to 24.9% in the first quarter of fiscal 2016.

Gross profit was $8.1 million in the first half of fiscal year 2016, compared to $11.1 million in the first half of fiscal year 2015. Gross profit margin was 26.5% in the first half of fiscal 2016, compared to 30.7% in the first half of fiscal year 2015.

Compared to the same periods last year, net sales decreases in certain specialty markets and pricing pressures in certain markets, particularly the wireless carrier market, negatively impacted gross profit during the second quarter and first half of fiscal 2016. The lower gross profit margin in the second quarter and first half of fiscal 2016 when compared to the same periods last year was primarily due to lower sales volumes and product mix. Our gross profit margin percentages are heavily dependent upon product mix on a quarterly basis and may vary based on product changes in product mix.

SG&A expenses decreased 17.3% to $5.4 million during the second quarter of fiscal 2016, compared to $6.5 million for the same period last year. SG&A expenses as a percentage of net sales were 32.8% in the second quarter of fiscal 2016, compared to 34.7% in the second quarter of fiscal year 2015.

SG&A expenses decreased 14.4% to $10.4 million during the first half of fiscal 2016, compared to $12.2 million for the same period last year. SG&A expenses as a percentage of net sales were 34.4% in the first half of fiscal 2016, compared to 33.8% in the first half of fiscal year 2015.

The decrease in SG&A expenses in the second quarter and first half of fiscal 2016 when compared to the same periods last year was the result of targeted cost reduction efforts across all expense categories.

Income tax expense increased $421,000 and $690,000 during the second quarter of fiscal year 2016 and the first half of fiscal year 2016, respectively, when compared to similar periods in fiscal year 2015.

For the second quarter of fiscal year 2016, we reported a net loss attributable to OCC of $983,000, or $0.15 per basic and diluted share, compared to a net loss attributable to OCC of $490,000, or $0.08 per basic and diluted share, for the same period last year.

Net loss attributable to OCC for the first half of fiscal 2016 was $2.7 million, or $0.43 per basic and diluted share, compared to a net loss attributable to OCC of $718,000, or $0.12 per basic and diluted share, for the same period last year.

On April 26, 2016, we entered into a Credit Agreement and a Revolving Credit Note with the Bank of North Carolina to provide OCC with a $7 million revolving line of credit for our working capital needs. The revolving credit note replaces the entire indebtedness we had with SunTrust Bank previously.

As of April 30, 2016 we had outstanding borrowings of $6 million on our revolving credit note and $1 million in available credit. We also had outstanding loan balances of $7.1 million under our real estate term loans also with the Bank of North Carolina.

With that, I will turn the call back over to Neil.

Neil Wilkin - Optical Cable Corporation - Chairman of the Board, President, and Chief Executive Officer

Thank you, Tracy. And now, if you have any questions, we are happy to answer them. Operator, if you could please indicate the instructions for our participants to call in any questions they may have. I would appreciate it.

QUESTION AND ANSWER

Operator

(Operator instructions). At this time, there are no questions.

Neil Wilkin - Optical Cable Corporation - Chairman of the Board, President, and Chief Executive Officer

Aaron, do we have any questions submitted from shareholders in advance of the call today?

Aaron Palash - Joele Frank, Wilkinson, Brimmer, Katcher - Investor Relations

Neil, at this time, we do not have any questions submitted by individual shareholders.

Neil Wilkin - Optical Cable Corporation - Chairman of the Board, President, and Chief Executive Officer

Okay. Well, that being the case, I would like to thank everyone for listening to our second quarter conference call today. As always, we appreciate your time and your interest in OCC. Thank you.

Operator

This concludes today's conference call. You may now disconnect.